Pricing Supplement No. J81 To the Product Supplement No. JPM-IV dated May 22, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 July 10, 2009
Credit Suisse

Structured Investments	Credit Suisse $1,705,000 Return Enhanced Notes due July 22, 2010 Linked to a Basket of Fifteen Reference Shares
General
•
The notes are designed for investors who seek a return at maturity of three times the appreciation of a basket of fifteen common stocks (including American Depositary Receipts, or ADRs) up to a Maximum Return on the notes of 35.55%. Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their investment.

•	Senior unsecured obligations of Credit Suisse, acting through its Nassau Branch, maturing July 22, 2010†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•	The notes priced on July 10, 2009 (the “Pricing Date”) and are expected to settle on July 15, 2009. Delivery of the notes in book-entry form only will be made through The Depository Trust Company.
Key Terms
Issuer:	Credit Suisse, acting through its Nassau Branch
Basket:
The Basket consists of fifteen common stocks, including ADRs (each, a “Basket Stock” and collectively, the “Basket Stocks”). The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth under “The Basket” on page 1 of this pricing supplement.

Upside Leverage Factor:	3
Payment at Maturity:
If the Final Basket Level is greater than the Initial Basket Level, you will be entitled to receive a cash payment per $1,000 principal amount of notes that provides you with a return equal to the Basket Return multiplied by the Upside Leverage Factor, subject to the Maximum Return on the notes of 35.55%. For example, if the Basket Return is equal to or more than 11.85%, you will receive the Maximum Return on the notes of 35.55%, which entitles you to a maximum payment at maturity of $1,355.50 for every $1,000 principal amount of notes that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount of notes will be calculated as follows, subject to the Maximum Return:
$1,000 + ($1,000 x Basket Return x 3)

If the Final Basket Level is equal to the Initial Basket Level, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 principal amount of notes.

Your investment will be fully exposed to any decline in the Basket. If the Final Basket Level declines from the Initial Basket Level, you will lose 1% of the principal amount of notes for every 1% that the Basket has declined below the Initial Basket Level and your payment at maturity per $1,000 principal amount of notes will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
You will lose some or all of your investment at maturity if the Final Basket Level declines from the Initial Basket Level.
Basket Return:	Final Basket Level – Initial Basket Level
Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	The arithmetic average of the Basket Closing Levels on each of the five Valuation Dates.
Basket Closing Level:	On each Valuation Date, the Basket Closing Level will be calculated as follows: 100 x [1 + the sum of the Stock Returns of each Basket Stock on the relevant Valuation Date x (1/15)]
Stock Return:	With respect to each Basket Stock, on each Valuation Date:
Final Share Price – Initial Share Price
Initial Share Price
Initial Share Price:	With respect to each Basket Stock, as set forth in the table below.
Final Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the relevant Valuation Date.
Valuation Dates†:	July 13, 2010, July 14, 2010, July 15, 2010, July 16, 2010 and July 19, 2010 (each a “Valuation Date”)
Maturity Date†:	July 22, 2010
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546ELB8
† Subject to postponement in the event of a market disruption event as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. You should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this pricing supplement, the product supplement, prospectus supplement and prospectus, if you so request by calling 1-800-221-1037.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$1,705,000.00	$17,050.00	$1,687,950.00
(1) J.P. Morgan Securities Inc., which we refer to as JPMSI, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction. The notes are not guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,705,000.00	$95.14

JPMorgan
Placement Agent
July 10, 2009

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated May 22, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•           Product supplement No. JPM-IV dated May 22, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909005911/a2193241z424b2.htm

•           Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•           Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’ refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol (US)	Basket Stock	Exchange	Stock Weighting	Initial Share Price
APC	Anadarko Petroleum Corporation	NYSE	1/15	$42.49
APA	Apache Corporation	NYSE	1/15	$68.05
COG	Cabot Oil & Gas Corporation	NSYE	1/15	$29.48
CHK	Chesapeake Energy Corporation	NYSE	1/15	$17.85
CVX	Chevron Corporation	NYSE	1/15	$61.40
DVN	Devon Energy Corporation	NYSE	1/15	$50.55
EOG	EOG Resources, Inc.	NYSE	1/15	$62.50
NFX	Newfield Exploration Company	NYSE	1/15	$30.32
NBL	Noble Energy, Inc.	NYSE	1/15	$54.63
HK	Petrohawk Energy Corporation	NYSE	1/15	$19.44
KWK	Quicksilver Resources Inc.	NYSE	1/15	$8.95
RRC	Range Resources Corporation	NYSE	1/15	$37.71
RDS/A	Royal Dutch Shell plc / ADR	NYSE	1/15	$46.82
SWN	Southwestern Energy Company	NYSE	1/15	$36.78
XTO	XTO Energy Inc.	NYSE	1/15	$34.95

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical total returns set forth below assume an Initial Basket Level of 100 and reflect the Maximum Return on the notes of 35.55%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Basket Level	Basket Return	Total Return	Payment at Maturity
200.00	100.00%	35.55%	$1,355.50
180.00	80.00%	35.55%	$1,355.50
160.00	60.00%	35.55%	$1,355.50
150.00	50.00%	35.55%	$1,355.50
140.00	40.00%	35.55%	$1,355.50
130.00	30.00%	35.55%	$1,355.50
125.00	25.00%	35.55%	$1,355.50
120.00	20.00%	35.55%	$1,355.50
115.00	15.00%	35.55%	$1,355.50
111.85	11.85%	35.55%	$1,355.50
110.00	10.00%	30.00%	$1,300.00
105.00	5.00%	15.00%	$1,150.00
102.50	2.50%	7.50%	$1,075.00
101.00	1.00%	3.00%	$1,030.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	-5.00%	$950.00
90.00	-10.00%	-10.00%	$900.00
85.00	-15.00%	-15.00%	$850.00
80.00	-20.00%	-20.00%	$800.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 110. Because the Final Basket Level of 110 is greater than the Initial Basket Level of 100 and the Basket Return of 10% multiplied by the Upside Leverage Factor does not exceed the Maximum Return of 35.55%, the investor receives a payment at maturity of $1,300 per $1,000 principal amount of notes, calculated as follows:

$1,000 + [$1,000 x (10% x 3)] = $1,300

Example 2: The level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 130. Because the Final Basket Level of 130 is greater than the Initial Basket Level of 100 and the Basket Return of 30% multiplied by the Upside Leverage Factor exceeds the Maximum Return of 35.55%, the investor receives a payment at maturity of $1,355.50 per $1,000 principal amount of notes, the maximum payment on the notes.

Example 3: The level of the Basket decreases from the Initial Basket Level of 100 to a Final Basket Level of 80. Because the Final Basket Level of 80 is less than the Initial Basket Level of 100, the Basket Return is negative and the investor will receive a payment at maturity of $800 per $1,000 principal amount of notes, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Selected Purchase Considerations

•
APPRECIATION POTENTIAL – The notes provide the opportunity to enhance returns by multiplying any appreciation in the value of the Basket by three, up to the Maximum Return on the notes of 35.55%. Accordingly, the maximum amount payable at maturity is $1,355.50 for every $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO A BASKET OF FIFTEEN BASKET STOCKS – The return on the notes is linked to the performance of a Basket, which consists of fifteen Basket Stocks. These Basket Stocks are the common stocks (including ADRs) of Anadarko Petroleum Corporation, Apache Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, Chevron Corporation, Devon Energy Corporation, EOG Resources, Inc., Newfield Exploration Company, Noble Energy, Inc., Petrohawk Energy Corporation, Quicksilver Resources Inc., Range Resources Corporation, Royal Dutch Shell plc ADR (which we refer to as “Shell”), Southwestern Energy Company and XTO Energy Inc.

•
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to ‘‘Certain United States Federal Income Tax Considerations’’ in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Basket Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The return on the notes at maturity is linked to the performance of the Basket as reflected by the Basket Return. Your investment will be fully exposed to any depreciation in the Basket. Consequently, if the Basket depreciates, the payment at maturity you will be entitled to receive will be less than the principal amount of the notes and you could lose your entire investment.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Basket, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN – If the Final Basket Level is greater than the Initial Basket Level, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return on the notes of 35.55%, regardless of the appreciation in the Basket, which may be significant. Accordingly, your maximum amount payable at maturity is $1,355.50 per $1,000 principal amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
CHANGES IN THE VALUE OF THE BASKET STOCKS MAY OFFSET EACH OTHER – The notes are linked to a weighted Basket consisting of fifteen Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of one or more of the Basket Stocks increase, the value of the other Basket Stocks may not increase as much or may even decline in value. Therefore, in calculating the Final Basket Level, increases in the value of one or more of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Stocks.

•
THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT CONCENTRATED IN ONE INDUSTRY – The Basket Stocks are concentrated in the energy industry.  An investment in notes linked to the performance of a basket in only the energy industry lacks diversification and does not have the benefit of offsetting components which may increase when other components are decreasing.  Accordingly, a decline in value of stock prices of companies in the energy industry, and in particular the Basket Stocks, would adversely affect the performance of the Basket and, consequently the value of the notes.

•
NO OWNERSHIP RIGHTS IN THE BASKET STOCKS – As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the Basket Stocks. In addition, the issuers of the Basket Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Stocks and the notes.

•
THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADRs OF SHELL AND THE RIGHTS OF HOLDERS OF THE SHARES OF SHELL – Because the notes are linked, in part, to the performance of an ADR representing two class A ordinary shares of Shell (which we refer to as “Shell Underlying Stock”), you should be aware that your note is linked, in part, to the price of the ADR and not the Shell Underlying Stock. There are important differences between the rights of holders of ADRs and holders of the Shell Underlying Stock. Each ADR is a security evidenced by American Depositary Receipts that represents the Shell Underlying Stock. The ADRs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of Shell, the ADR depositary and holders of the ADRs, which may be different from the rights of holders of the Shell Underlying Stock. For example, Shell may make distributions in respect of the Shell Underlying Stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and holders of the Shell Underlying Stock may be significant and may materially and adversely affect the value of the notes.

•
NO AFFILIATION WITH THE BASKET STOCK ISSUERS – We are not affiliated with the issuers of the Basket Stocks. We assume no responsibility for the adequacy of the information about the Basket Stock issuers contained in this pricing supplement. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•
RISKS ASSOCIATED WITH NON-U.S. SECURITIES – An investment in the notes linked, in part, to the value of ADRs representing interests in the Shell Underlying Stock, which is issued by Shell, a non-U.S. issuer, involves risks associated with the home country of Shell. The ADRs of Shell are quoted and traded in U.S. dollars on the New York Stock Exchange and may trade differently from the Shell Underlying Stock quoted and traded in euros on the Euronext Amsterdam. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The price of a non-U.S. equity security may be affected by political, economic, financial and social factors in the home country of the issuer of such security, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of such a country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such a country may be subjected to different and, in some cases, more adverse economic environments.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK – Because the ADRs of Shell are quoted and traded in U.S. dollars on the New York Stock Exchange and the Shell Underlying Stock is quoted and traded in euros on the Euronext Amsterdam, fluctuations in the exchange rate between the euro and the U.S. dollar will likely affect the relative value of the ADRs of Shell and the Shell Underlying Stock and, as a result, will likely affect the market price of the ADRs trading on the New York Stock Exchange. These trading differences and currency exchange rates may affect whether the Final Share Price of the ADRs will be greater than, equal to or less than their Initial Share Price and consequently, the market value of the notes. The euro has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in such rate that may occur over the term of the notes. The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Netherlands and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the Netherlands and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the Netherlands and the United States and other jurisdictions important to international trade and finance.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. For example, if the ADRs of Shell are delisted or no longer admitted to trading on a U.S. securities exchange or, if the applicable ADR facility is terminated, the calculation agent will determine whether to select, and if it determines to do so, will select, a successor Basket Stock without consideration for the interests of investors. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with any of the Basket Stock issuers, including extending loans to, or making equity investments in, such Basket Stock issuer(s) or providing advisory services to such Basket Stock issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Stock issuers and these reports may or may not recommend that investors buy or hold the Basket Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the Basket Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
HEDGING AND TRADING IN THE BASKET STOCKS – While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Stocks or instruments related to one or more of the Basket Stocks. We or our affiliates may also trade in the Basket Stocks or instruments related to either or both of the Basket Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

•
ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Stock Adjustment Factor for each Basket Stock to reflect certain events affecting such Basket Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “Description of the Notes—Anti-dilution adjustments” in the accompanying product supplement for further information.

•
MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES – In addition to the closing price of the Basket Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility in the Basket Stocks;

•	the time to maturity of the notes;

•	the dividend rates paid on the Basket Stocks;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Stocks or stock markets generally;

•	the exchange rates and volatility of the exchange rates between the U.S. dollar and the euro and other relevant currencies;

•	the occurrence of certain events affecting the issuers of the Basket Stocks that may or may not require an adjustment to the Stock Adjustment Factor, including mergers or acquisitions; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Basket Stocks

Public Information

All information contained herein with respect to the Basket Stocks and the Basket Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We have not participated in the preparation of, or verified, such publically available information. For further information, see “The Reference Shares” in the accompanying product supplement.

Historical Information of the Basket Stocks and the Basket

The following graphs set forth the historical performance of the Basket Stocks, as well as the Basket as a whole, based on the closing prices (in U.S. dollars) of the Basket Stocks from January 1, 2004 through July 10, 2009. The graph of the historical Basket performance assumes the Basket Closing Level on July 20, 2005 was 100 and the Stock Weightings were as specified under The Basket in this pricing supplement. We obtained the closing prices of the Basket Stocks below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing prices may be adjusted by Bloomberg for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Basket Stock, the price of such Basket Stock has experienced significant fluctuations. The historical performance of each Basket Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Basket Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Basket Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Basket Stock issuer will pay in the future.

In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Basket Stock.

Anadarko Petroleum Corporation (“Anadarko”)

According to its publicly available filings with the SEC, Anadarko is an independent oil and gas exploration and production company that explores for and produces natural gas, crude oil, condensate and natural gas liquids. Anadarko also has hard minerals properties that contribute to operating income through non-operated joint ventures and royalty arrangements in several coal, trona (natural soda ash) and industrial mineral mines. The common stock of Anadarko, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Anadarko in the accompanying product supplement.  Anadarko’s SEC file number is 001-08968.

Historical Information of the Common Stock of Anadarko

The following graph sets forth the historical performance of the common stock of Anadarko based on the daily closing price (in U.S. dollars) of the common stock of Anadarko from January 1, 2004 through July 10, 2009. The closing price of the common stock of Anadarko on July 10, 2009 was $42.49.

Apache Corporation (“Apache”)

According to its publicly available filings with the SEC, Apache is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids.  The common stock of Apache, par value $0.625 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Apache in the accompanying product supplement.  Apache’s SEC file number is 001-04300.

Historical Information of the Common Stock of Apache

The following graph sets forth the historical performance of the common stock of Apache based on the daily closing price (in U.S. dollars) of the common stock of Apache from January 1, 2004 through July 10, 2009. The closing price of the common stock of Apache on July 10, 2009 was $68.05.

Cabot Oil & Gas Corporation (“Cabot Oil”)

According to its publicly available filings with the SEC, Cabot Oil is an independent oil and gas company engaged in the development, exploitation and exploration of oil and gas properties located in North America. The common stock of Cabot Oil, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Cabot Oil in the accompanying product supplement. Cabot Oil’s SEC file number is 001-10447.

Historical Information of the Common Stock of Cabot Oil

The following graph sets forth the historical performance of the common stock of Cabot Oil based on the daily closing price (in U.S. dollars) of the common stock of Cabot Oil from January 1, 2004 through July 10, 2009. The closing price of the common stock of Cabot Oil on July 10, 2009 was $29.48.

Chesapeake Energy Corporation (“Chesapeake Energy”)

According to its publicly available filings with the SEC, Chesapeake Energy is a producer of natural gas in the United States, whose strategy is focused on discovering, developing and acquiring conventional and unconventional natural gas reserves onshore in the U.S.  The common stock of Chesapeake Energy, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Chesapeake Energy in the accompanying product supplement.  Chesapeake Energy’s SEC file number is 001-13726.

Historical Information of the Common Stock of Chesapeake Energy

The following graph sets forth the historical performance of the Chesapeake Energy based on the daily closing price (in U.S. dollars) of the common stock of Chesapeake Energy from January 1, 2004 through July 10, 2009. The closing price of the common stock of Chesapeake Energy on July 10, 2009 was $17.85.

Chevron Corporation (“Chevron”)

According to its publicly available filings with the SEC, Chevron and its subsidiaries engage in fully integrated petroleum operations, chemicals operations, mining operations, power generation and energy services.  The common stock of Chevron, par value $0.75 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Chevron in the accompanying product supplement. Chevron’s SEC file number is 001-00368.

Historical Information of the Common Stock of Chevron

The following graph sets forth the historical performance of the common stock of Chevron based on the daily closing price (in U.S. dollars) of the common stock of Chevron from January 1, 2004 through July 10, 2009.  The closing price of the common stock of Chevron on July 10, 2009 was $61.40.

Devon Energy Corporation (“Devon Energy”)

According to its publicly available filings with the SEC, Devon Energy is an independent energy company engaged primarily in oil and gas exploration, development and production, the transportation of oil, gas, and natural gas liquids and the processing of natural gas.  The common stock of Devon Energy, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Devon Energy in the accompanying product supplement.  Devon Energy’s SEC file number is 001-32318.

Historical Information of the Common Stock of Devon Energy

The following graph sets forth the historical performance of the common stock of Devon Energy based on the daily closing price (in U.S. dollars) of the common stock of Devon Energy from January 1, 2004 through July 10, 2009. The closing price of the common stock of Devon Energy on July 10, 2009 was $50.55.

EOG Resources, Inc. (“EOG”)

According to its publicly available filings with the SEC, EOG is a Delaware corporation, who together with its subsidiaries explores for, develops, produces and markets natural gas and crude oil primarily in major producing basins in the United States, Canada, Trinidad, the United Kingdom North Sea, China and, from time to time, select other international areas. The common stock of EOG, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of EOG in the accompanying product supplement.  EOG’s SEC file number is 001-09743.

Historical Information of the Common Stock of EOG

The following graph sets forth the historical performance of the common stock of EOG based on the daily closing price (in U.S. dollars) of the common stock of EOG from January 1, 2004 through July 10, 2009. The closing price of the common stock of EOG on July 10, 2009 was $62.50.

Newfield Exploration Company (“Newfield”)

According to its publicly available filings with the SEC, Newfield is an oil and gas company engaged in the exploration, development and acquisition of natural gas and crude oil properties  The common stock of Newfield, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Newfield in the accompanying product supplement. Newfield’s SEC file number is 001-12534.

Historical Information of the Common Stock of Newfield

The following graph sets forth the historical performance of the common stock of Newfield based on the daily closing price (in U.S. dollars) of the common stock of Newfield from January 1, 2004 through July 10, 2009.  The closing price of the common stock of Newfield on July 10, 2009 was $30.32.

Noble Energy, Inc. (“Noble Energy”)

According to its publicly available filings with the SEC, Noble Energy is an energy company engaged in the acquisition, exploration, development, production and marketing of crude oil and natural gas, domestically and internationally.  The common stock of Noble Energy, par value $3.33 1/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Noble Energy in the accompanying product supplement.  Noble Energy’s SEC file number is 001-07964.

Historical Information of the Common Stock of Noble Energy

The following graph sets forth the historical performance of the common stock of Noble Energy based on the daily closing price (in U.S. dollars) of the common stock of Noble Energy from January 1, 2004 through July 10, 2009. The closing price of the common stock of Noble Energy on July 10, 2009 was $54.63.

Petrohawk Energy Corporation (“Petrohawk”)

According to its publicly available filings with the SEC, Petrohawk is an oil and natural gas company engaged in the acquisition, development, production and exploration of oil and natural gas properties located onshore in the United States.  The common stock of Petrohawk, par value $0.001 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Petrohawk in the accompanying product supplement.  Petrohawk’s SEC file number is 001-33334.

Historical Information of the Common Stock of Petrohawk

The following graph sets forth the historical performance of the common stock of Petrohawk based on the daily closing price (in U.S. dollars) of the common stock of Petrohawk from January 1, 2004 through July 10, 2009. The closing price of the common stock of Petrohawk on July 10, 2009 was $19.44.

Quicksilver Resources Inc. (“Quicksilver Resources”)

According to its publicly available filings with the SEC, Quicksilver Resources is independent energy company engaged primarily in exploration, development and production of unconventional natural gas onshore in North America. The common stock of Quicksilver Resources, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Quicksilver Resources in the accompanying product supplement. Quicksilver Resources’ SEC file number is 001-14837.

Historical Information of the Common Stock of Quicksilver Resources

The following graph sets forth the historical performance of the common stock of Quicksilver Resources based on the daily closing price (in U.S. dollars) of the common stock of Quicksilver Resources from January 1, 2004 through July 10, 2009.  The closing price of the common stock of Quicksilver Resources on July 10, 2009 was $8.95.

Range Resources Corporation (“Range Resources”)

According to its publicly available filings with the SEC, Range Resources is an oil and gas company, engaged in the exploration, development and acquisition of oil and gas properties, primarily in the Southwestern, Appalachian and Gulf Coast regions of the United States.  The common stock of Range Resources, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Range Resources in the accompanying product supplement.  Range Resources’ SEC file number is 001-12209.

Historical Information of the Common Stock of Range Resources

The following graph sets forth the historical performance of the common stock of Range Resources based on the daily closing price (in U.S. dollars) of the common stock of Range Resources from January 1, 2004 through June 10, 2009. The closing price of the common stock of Range Resources on June 10, 2009 was $37.71.

Royal Dutch Shell plc (“Shell”)

According to its publicly available filings with the SEC, Shell is an independent oil and gas company incorporated in England and Wales and headquartered and resident in the Netherlands, which through subsidiaries, explores for, produces, and refines petroleum as well as produces fuels, chemicals and lubricants. The ADRs of Shell, each represent two class A ordinary shares of Shell and are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of Shell in the accompanying product supplement.  Shell’s SEC file number is 001-32575.

Historical Information of the ADR of Shell

The following graph sets forth the historical performance of the ADRs of Shell based on the daily closing price (in U.S. dollars) of the ADRs of Shell from July 20, 2005 through July 10, 2009. The closing price of the ADRs of Shell on July 10, 2009 was $46.82.

Southwestern Energy Company (“Southwestern Energy”)

According to its publicly available filings with the SEC, Southwestern Energy is an independent energy company primarily focused on the exploration for and production of natural gas within the United States.  The common stock of Southwestern Energy, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Southwestern Energy in the accompanying product supplement.  Southwestern Energy’s SEC file number is 001-08246.

Historical Information of the Common Stock of Southwestern Energy

The following graph sets forth the historical performance of the common stock of Southwestern Energy based on the daily closing price (in U.S. dollars) of the common stock of Southwestern Energy from January 1, 2004 through July 10, 2009.  The closing price of the common stock of Southwestern Energy on July 10, 2009 was $36.78.

XTO Energy Inc. (“XTO Energy”)

According to its publicly available filings with the SEC, XTO Energy is engaged in the acquisition, development, exploitation and exploration of producing oil and gas properties, and in the production, processing, marketing and transportation of oil and natural gas.  The common stock of XTO Energy, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of XTO Energy in the accompanying product supplement.  XTO Energy’s SEC file number is 001-10662

Historical Information of the Common Stock of XTO Energy

The following graph sets forth the historical performance of the common stock of XTO Energy based on the daily closing price (in U.S. dollars) of the common stock of XTO Energy from January 1, 2004 through July 10, 2009. The closing price of the common stock of XTO Energy on July 10, 2009 was $34.95.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the daily Basket Closing Level from July 20, 2005 through July 10, 2009. The following graph assumes the Basket Closing Level on July 20, 2005 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Basket that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute “contingent payment debt instruments” that are subject to special tax rules governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term.  You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities.  In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities.  Any gain you recognized upon the sale, redemption, or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax adviser regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless  (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisers regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Derivative Contracts

On December 19, 2007, Representative Richard Neal introduced a tax bill (the “Bill”) that was referred to the House Ways and Means Committee of the previous Congress and would apply to “prepaid derivative contracts” acquired after the date of enactment of the Bill.  No further action was taken on the Bill and it has not been reintroduced in the current Congress.  The Bill, if reintroduced with the same language, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder, and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d).  A holder’s tax basis in such contract would be increased by the amount so included.  Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year.  Any loss would be treated as ordinary loss to the extent of prior interest accruals.

While the Bill, if reintroduced with the same language and enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMSI and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMSI and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10 per $1,000 principal amount of notes. For more information, please refer to “Underwriting” in the accompanying product supplement.

Credit Suisse